SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                            Sonic Innovations, Inc.
  -----------------------------------------------------------------------------
                                (Name of Issuer)



                   Common Stock, $0.01 par value per share
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   8354M-109
  -----------------------------------------------------------------------------
                                 (Cusip Number)


                            12/31/2003   (FINAL FILING)
  -----------------------------------------------------------------------------
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. 8354M-109
         ------------







SCHEDULE 13G

------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                             |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)      |
|     |                                                                      |
|     |  Morgenthaler Venture Partners IV      34-1807476                    |
|-----|----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                              ---- |
|     |                                                            (b) [   ] |
|     |                                                                 ---- |
|-----|----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                         |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|     |  Delaware                                                            |
|-------------------------------|-------|------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                 |
|                               |       |                                    |
|             SHARES            |       |     0                              |
|                               |-------|------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER               |
|                               |       |                                    |
|            OWNED BY           |       |     435,900 (See Item 4)           |
|                               |-------|------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER            |
|                               |       |                                    |
|            REPORTING          |       |     0                              |
|                               |       |                                    |
|             PERSON            |-------|------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER          |
|              WITH             |       |                                    |
|                               |       |     435,900 (See Item 4)           |
|-------------------------------|-------|------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|     |                                                                      |
|     |  435,900     (See Item 4)                                            |
|-----|----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |
|     | SHARES (SEE INSTRUCTIONS)                                      [   ] |
|     |  N/A                                                            ---- |
|-----|----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    |
|     |                                                                      |
|     |  2.2%                                                                |
|-----|----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
|     |                                                                      |
|     |  PN                                                                  |
------------------------------------------------------------------------------











SCHEDULE 13G

-------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                              |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)       |
|     |                                                                       |
|     |  Morgenthaler Management Partners IV       34-1807474                 |
|-----|-----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                               ---- |
|     |                                                             (b) [   ] |
|     |                                                                  ---- |
|-----|-----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                          |
|     |                                                                       |
|-----|-----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                  |
|     |  Ohio                                                                 |
|-------------------------------|-------|-------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                  |
|                               |       |                                     |
|             SHARES            |       |   0                                 |
|                               |-------|-------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                |
|                               |       |                                     |
|            OWNED BY           |       |   441,900 (See Item 4)              |
|                               |-------|-------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER             |
|                               |       |                                     |
|            REPORTING          |       |                                     |
|                               |       |   0                                 |
|             PERSON            |-------|-------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER           |
|              WITH             |       |                                     |
|                               |       |   441,900 (See Item 4)              |
|-------------------------------|-------|-------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          |
|     |                                                                       |
|     |  441,900 (See Item 4)                                                 |
|-----|-----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |
|     | SHARES   (SEE INSTRUCTIONS)                                     [   ] |
|     |  N/A                                                             ---- |
|-----|-----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     |
|     |                                                                       |
|     |  2.2%                                                                 |
|-----|-----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                           |
|     |                                                                       |
|     |  PN                                                                   |
-------------------------------------------------------------------------------











SCHEDULE 13G

-------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                              |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)       |
|     |                                                                       |
|     |   David T. Morgenthaler                                               |
|-----|-----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                               ---- |
|     |                                                             (b) [   ] |
|     |                                                                  ---- |
|-----|-----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                          |
|     |                                                                       |
|-----|-----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                  |
|     |  United States                                                        |
|-------------------------------|-------|-------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                  |
|                               |       |                                     |
|             SHARES            |       |   						|
|                               |-------|-------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                |
|                               |       |                                     |
|            OWNED BY           |       |   449,527 (See Item 4)   	      |
|                               |-------|-------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER             |
|                               |       |                                     |
|            REPORTING          |       |                                     |
|                               |       |   	                              |
|             PERSON            |-------|-------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER           |
|              WITH             |       |                                     |
|                               |       |   449,527 (See Item 4)              |
|-------------------------------|-------|-------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          |
|     |                                                                       |
|     |  449,527 (See Item 4)                                                 |
|-----|-----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |
|     | SHARES (SEE INSTRUCTIONS)                                     [   ]   |
|     |  N/A                                                           ----   |
|-----|-----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     |
|     |                                                                       |
|     |  2.2%                                                                 |
|-----|-----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                           |
|     |                                                                       |
|     |  IN                                                                   |
-------------------------------------------------------------------------------











SCHEDULE 13G

-------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                              |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)       |
|     |                                                                       |
|     |   Robert D. Pavey                                                     |
|-----|-----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                               ---- |
|     |                                                             (b) [   ] |
|     |                                                                  ---- |
|-----|-----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                          |
|     |                                                                       |
|-----|-----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                  |
|     |  United States                                                        |
|-------------------------------|-------|-------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                  |
|                               |       |                                     |
|             SHARES            |       |   	                              |
|                               |-------|-------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                |
|                               |       |                                     |
|            OWNED BY           |       |   449,527 (See Item 4)   	      |
|                               |-------|-------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER             |
|                               |       |                                     |
|            REPORTING          |       |                                     |
|                               |       |   	                              |
|             PERSON            |-------|-------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER           |
|              WITH             |       |                                     |
|                               |       |   449,527 (See Item 4)              |
|-------------------------------|-------|-------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          |
|     |                                                                       |
|     |  449,527   (See Item 4)                                               |
|-----|-----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |
|     | SHARES (SEE INSTRUCTIONS)                                     [   ]   |
|     |  N/A                                                           ----   |
|-----|-----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     |
|     |                                                                       |
|     |  2.2%                                                                 |
|-----|-----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                           |
|     |                                                                       |
|     |  IN                                                                   |
-------------------------------------------------------------------------------











SCHEDULE 13G

------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                             |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)      |
|     |                                                                      |
|     |  Robert C. Bellas, Jr.                                               |
|-----|----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ X ] |
|     |  (SEE INSTRUCTIONS)                                             ---- |
|     |                                                            (b) [   ] |
|     |                                                                 ---- |
|-----|----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                         |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|     |  United States                                                       |
|-------------------------------|-------|------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                 |
|                               |       |                                    |
|             SHARES            |       |   0                                |
|                               |-------|------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER               |
|                               |       |                                    |
|            OWNED BY           |       |   441,900   (See Item 4)           |
|                               |-------|------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER            |
|                               |       |                                    |
|            REPORTING          |       |                                    |
|                               |       |   0                                |
|             PERSON            |-------|------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER          |
|              WITH             |       |                                    |
|                               |       |   441,900   (See Item 4)           |
|-------------------------------|-------|------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|     |                                                                      |
|     |  441,900   (See Item 4)                                              |
|-----|----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |
|     | SHARES   (SEE INSTRUCTIONS)                                    [   ] |
|     |  N/A                                                            ---- |
|-----|----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    |
|     |                                                                      |
|     |  2.2%                                                                |
|-----|----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
|     |                                                                      |
|     |  IN                                                                  |
------------------------------------------------------------------------------











SCHEDULE 13G

- ----------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                             |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)      |
|     |                                                                      |
|     |  Gary J. Morgenthaler                                                |
|-----|----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ X ] |
|     |  (SEE INSTRUCTIONS)                                             ---- |
|     |                                                            (b) [   ] |
|     |                                                                 ---- |
|-----|----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                         |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|     |  United States                                                       |
|-------------------------------|-------|------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                 |
|                               |       |                                    |
|             SHARES            |       |   0                                |
|                               |-------|------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER               |
|                               |       |                                    |
|            OWNED BY           |       |   441,900   (See Item 4)           |
|                               |-------|------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER            |
|                               |       |                                    |
|            REPORTING          |       |                                    |
|                               |       |   0                                |
|             PERSON            |-------|------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER          |
|              WITH             |       |                                    |
|                               |       |   441,900   (See Item 4)           |
|-------------------------------|-------|------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|     |                                                                      |
|     |  441,900   (See Item 4)                                              |
|-----|----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |
|     | SHARES   (SEE INSTRUCTIONS)                                    [   ] |
|     |  N/A                                                            ---- |
|-----|----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    |
|     |                                                                      |
|     |  2.2%                                                                |
|-----|----------------------------------------------------------------------|
|-----|----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
|     |                                                                      |
|     |  IN                                                                  |
------------------------------------------------------------------------------










SCHEDULE 13G

------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                             |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)      |
|     |                                                                      |
|     |  John D. Lutsi                                                       |
|-----|----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ X ] |
|     |  (SEE INSTRUCTIONS)                                             ---- |
|     |                                                            (b) [   ] |
|     |                                                                 ---- |
|-----|----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                         |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|     |  United States                                                       |
|-------------------------------|-------|------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                 |
|                               |       |                                    |
|             SHARES            |       |   0                                |
|                               |-------|------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER               |
|                               |       |                                    |
|            OWNED BY           |       |   441,900   (See Item 4)           |
|                               |-------|------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER            |
|                               |       |                                    |
|            REPORTING          |       |                                    |
|                               |       |   0                                |
|             PERSON            |-------|------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER          |
|              WITH             |       |                                    |
|                               |       |   441,900   (See Item 4)           |
|-------------------------------|-------|------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|     |                                                                      |
|     |  441,900   (See Item 4)                                              |
|-----|----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |
|     | SHARES   (SEE INSTRUCTIONS)                                    [   ] |
|     |  N/A                                                            ---- |
|-----|----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    |
|     |                                                                      |
|     |  2.2%                                                                |
|-----|----------------------------------------------------------------------|
|-----|----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
|     |                                                                      |
|     |  IN                                                                  |
------------------------------------------------------------------------------










Schedule 13G
------------

Item 1(a). NAME OF ISSUER: Sonic Innovation, Inc.

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
       2795 East Cottonwood Parkway Suite #660
       Salt Lake City, UT 84121-7036

Item 2(a). NAMES OF PERSONS FILING: Morgenthaler Venture Partners IV (MVP
      IV); Morgenthaler Management Partners IV (MMP IV), the general partner of MVP IV; David T. Morgenthaler, Robert D. Pavey, Robert C. Bellas, Jr., Gary J. Morgenthaler and John D. Lutsi (collectively, the "General Partners") are partners of MMP IV, the general partner of MVP IV.

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           The address of the principal business office of MVP IV, MMP IV and each of the General Partners is:

           Morgenthaler Venture Partners IV, L.P.
           50 Public Square
           Suite 2700
           Cleveland, Ohio 44113

Item 2(c). CITIZENSHIP MVP IV is a limited partnership organized under the laws of Delaware and MMP IV is a limited partnership organized under the laws of the State of Ohio. Each of the General Partners is a United States citizen.


Item 2(d). TITLE OF CLASS OF SECURITIES:
           Common Stock, $0.01 par value per share

Item 2(e). CUSIP NUMBER:    8354M-109

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS a:

           (a) [   ]    Broker or Dealer registered under Section 15 of the
                        Securities Exchange Act of 1934 (the "Act").

           (b) [   ]    Bank as defined in Section 3(a)(6) of the Act.

           (c) [   ]    Insurance Company as defined in Section 3(a)( 19) of
                        the Act.

           (d) [   ]    Investment Company registered under Section 8 of the
                        Investment Company Act of 1940.

           (e) [   ]    Investment Advisor registered under Section 203 of the
                        Investment Advisors Act of 1940.

           (f) [   ]    Employee Benefit Plan, Pension Fund which is subject
                        to the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund; see Rule
                        13d-1(b)(1)(ii)(f) of the Act.

           (g) [   ]    Parent Holding Company, in accordance with Rule
                        13d-1(b)(ii)(G) of the Act.

           (h) [   ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of
                        the Act.

           Not Applicable.

Item 4.    OWNERSHIP.

           (a)

Amount Beneficially Owned: MVP IV, 435,900 shares of Sonic Innovations, Inc. and each of MMP IV, David T. Morgenthaler, Robert D. Pavey, Robert C. Bellas, Gary, J. Morgenthaler and John D Lutsi may be deemed to beneficially own 441,900 shares of Sonic Innovations, Inc. (the company) as of December 31, 2003. In addition, MMP IV is the record owner of 6,000 shares, each of its General Partners may be deemed to beneficially own the 6,000 shares.

MVP IV is the record owner of 435,900 shares. MMP IV, in its capacity as the General partner of MVP IV, may be deemed to own beneficially such 435,900 shares.

David T. Morgenthaler and Robert D. Pavey through their partnership investment in Morgenthaler Associates hold 7,627 shares. David T. Morgenthaler and Robert D. Pavey each may be deemed to own beneficially such 7,627 shares.


(b)  Percent of Class: (based on 20,196,165 shares of common stock)

             MVP IV:                  2.2%
             MMP IV:                  2.2%
             David T. Morgenthaler:   2.2%
             Robert D. Pavey:         2.2%
             Robert C. Bellas:        2.2%
             Gary J. Morgenthaler:    2.2%
             John D. Lutsi:           2.2%

            (c)  Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote:

                     None

                (ii) shared power to vote or to direct the vote:

             MVP IV:                  435,900 shares
             MMP IV:                  441,900 shares
             David T. Morgenthaler:   449,527 shares
             Robert D. Pavey :        449,527 shares
             Robert C. Bellas:        441,900 shares
             Gary J. Morgenthaler :   441,900 shares
             John D. Lutsi :          441,900 shares

               (iii) sole power to dispose or direct the disposition of:

                     None


                (iv) shared power to dispose or direct the disposition of:

             MVP IV:                  435,900 shares
             MMP IV:                  441,900 shares
             David T. Morgenthaler:   449,527 shares
             Robert D. Pavey :        449,527 shares
             Robert C. Bellas:        441,900 shares
             Gary J. Morgenthaler :   441,900 shares
             John D. Lutsi :          441,900 shares

Each of MVP IV and MMP IV and each of the General Partners expressly disclaims beneficial ownership of any shares of common stock of the Company, except in the case of MVP IV, for the 435,900 shares which its holds of record. MMP IV is the record owner of 6,000 shares, each of its General Partners may be deemed to beneficially own the 6,000 shares. In addition, the 7,627 shares held by Morgenthaler Associates, an entity in which David T. Morgenthaler and Robert D. Pavey are general partners, each share voting and dispositive over such shares.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

       This statement is being filed to report that as of December 31, 2003 the reporting person has ceased to be a beneficial owner of more than 5% of the class of securities.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable.

Item 10.  CERTIFICATION.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURES
                                   ----------

After reasonable inquiry and to the best of its knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date:   February 10, 2004


MORGENTHALER VENTURE PARTNERS IV, L.P

By: Morgenthaler Management Partners IV, L.P

By:     *
   ----------------------------------------
   General Partner

MORGENTHALER MANAGEMENT PARTNERS IV, L.P

By:     *
   ----------------------------------------
   General Partner

        *
   ----------------------------------------
   David T. Morgenthaler

        *
   ----------------------------------------
   Robert D. Pavey

        *
   ----------------------------------------
   Robert C. Bellas, Jr.

        *
   ----------------------------------------
   Gary J. Morgenthaler

        *
   ----------------------------------------
   John D. Lutsi












  *By: /s/ Theodore A. Laufik
           ---------------------------------------
           Theodore A. Laufik
           Attorney-in-Fact